Exhibit 4.7

SCOTTISHPOWER GENERATION LIMITED

CONFORMED GENERATION LICENCE

1.	This conformed electricity generation licence has been produced by Shepherd+ Wedderburn from materials supplied by ScottishPower. It is intended for use by ScottishPower personnel as a convenient reference tool, but is not a substitute for the definitive texts (held in the Ofgem register in various locations) from which it has been produced.

2.	The conformed licence is intended to consolidate (a) the provisions of annexe 1 to the licensing scheme made by the Secretary of State on 28 September 2001 in relation to Scottish Power UK plc and Manweb plc (the “scheme”), (b) the standard conditions for electricity generation licences determined by the Secretary of State on 27 September 2001 as brought into effect in relation to the licensee by the scheme and (c) all directions and consents of a continuing nature issued under the Licence and all modifications to the Licence made up to 1 April 2005.

3.	Those standard conditions which, in accordance with Part II of the licence, are not in effect have been included in this document for completeness, but are shown in italics.

EDINBURGH

SALTIRE COURT 20 CASTLE TERRACE

EDINBURGH EH1 2ET

DX 553049 EDINBURGH-18

T: 0131 228 9900 F: 0131 228 1222

www.shepwedd.co.uk

CONTENTS

PRELIMINARY

PART I. TERMS OF THE LICENCE		3

PART II. THE STANDARD CONDITIONS		5

PART III. AMENDED STANDARD CONDITIONS		6

CONSOLIDATED STANDARD CONDITIONS

SECTION A. INTERPRETATION, APPLICATION AND PAYMENTS		6

1.	Definitions and Interpretation	6

2.	Application of Section C (Supplementary Conditions for Scotland)	19

3.	Application of Section D (Supplementary Conditions for Nuclear Generators)	21

4.	Payments by the Licensee to the Authority	23

SECTION B.	GENERAL	25

5.	Compliance with the Grid Code	25

6.	Compliance with Distribution Codes	26

7.	Security Arrangements	27

9.	Balancing and Settlement Code and Neta Implementation	29

10.	Change Co-ordination for BSC	32

11.	Ancillary Services	33

12.	Change Co-ordination for the Utilities Act 2000	34

13.	Provision of Information to the Authority	36

14.	Compulsory Acquisition of Land etc	37

15.	Other Powers etc	39

16.	Regulatory Accounts	42

16A.	Change of Financial Year	47

17.	Prohibition of Discrimination in Selling Electricity	49

17A.	Prohibition of Cross-subsidies	52

18.	Generating Unit Availability	55

19.	Compliance with CUSC	61

SECTION C:	SUPPLEMENTARY STANDARD CONDITIONS FOR SCOTLAND	67

C1.	Definitions	67

C2.	Not used	68

C3.	Security Arrangements (Scotland)	69

C4.	Compliance with Settlement Agreement for Scotland	70

SECTION D:	SUPPLEMENTARY STANDARD CONDITIONS FOR NUCLEAR GENERATORS	71

D1.	Definition	71

D2.	Consultation with the Nuclear Installations Inspectorate	73

D3.	Compulsory Acquisition of Land etc	74

D4.	Other Powers etc	75

D5.	Ancillary Services	76

SPECIAL CONDITIONS AND SCHEDULES

PART IV. SPECIAL CONDITIONS		77

A:	Interpretation	77

SCHEDULE 1 - SPECIFIED AREA		78

SCHEDULE 2 - REVOCATION		79

PRELIMINARY

PART I

TERMS OF THE LICENCE

1.	This licence, treated as granted under section 6(1)(a) of the Electricity Act 1989 (“the Act”), authorises Scottish Power Generation Limited (a company registered in Scotland under number SC189124) (“the licensee”) whose registered office is situated at 1 Atlantic Quay, Robertson Street, Glasgow G2 8SP, to generate electricity for the purpose of giving a supply to any premises in the area specified in Schedule 1 or enabling a supply to be so given during the period specified in paragraph 3 below, subject to -

(a)	the standard conditions of electricity generation licences referred to in -

(i)	paragraph 1 of Part II below which shall have effect in the licence; and

(ii)	paragraph 2 of Part II below which shall have effect in the licence only in accordance with the provisions of the standard conditions,

in each case, subject to such amendments (if any) as are set out in Part III below (together “the conditions”);

(b)	the special conditions, if any, set out in Part IV below (“the Special Conditions”);

(c)	such Schedules hereto, if any, as may be referenced in the conditions, the Special Conditions or the terms of the licence.

2.	This licence is subject to transfer, modification or amendment in accordance with the provisions of the Act, the Special Conditions or the conditions.

3.	This licence, unless revoked in accordance with the terms of Schedule 2, shall continue until determined by not less than 25 years’ notice in writing given by the Authority to the licensee.

4.	The provisions of section 109(1) of the Act (Service of documents) shall have effect as if set out herein and as if for the words “this Act” there were substituted the words “this licence”.

5.	Without prejudice to sections 11 and 23(1) of the Interpretation Act 1978, Parts I to IV inclusive of, and the Schedules to, this licence shall be interpreted and construed in like manner as an Act of Parliament passed after the commencement of the Interpretation Act 1978.

6.	References in this licence to a provision of any enactment where, after the date of this licence –

(a)	the enactment has been replaced or supplemented by another enactment, and

(b)	such enactment incorporates a corresponding provision in relation to fundamentally the same subject matter,

shall be construed, so far as the context permits, as including a reference to the corresponding provision of that other enactment.

Pursuant to a licensing scheme made by the Secretary of State under Part II of Schedule 7 to the Utilities Act 2000 on 28th September 2001 this licence was made and is treated as granted under section 6(1)(a) of the Electricity Act 1989.

PART II. THE STANDARD CONDITIONS

1.	Standard conditions in effect in this licence

Section A	Section B	Section C
Standard condition 1	Standard condition 5	Standard condition C1

Standard condition 2	Standard condition 6	Standard condition C3

Standard condition 3	Standard condition 7	Standard condition C4

Standard condition 4	Standard condition 9

Standard condition 10

Standard condition 11

Standard condition 12

Standard condition 13

Standard condition 14

Standard condition 15

Standard condition 16

Standard condition 16A

Standard condition 17A

Standard condition 19

2.	Standard conditions not in effect in this licence

Section B	Section C	Section D
Standard condition 8 (not used)	Standard condition C2 (not used)	Standard condition D1

Standard condition 17		Standard condition D2

Standard condition 18		Standard condition D3

Standard condition 19A (not used)		Standard condition D4

Standard condition 19C (not used)		Standard condition D5

Note: A copy of the current standard conditions of electricity generation licences can be inspected at the principal office of the Authority. The above lists are correct at the date of this licence but may be changed by subsequent amendments or modifications to the licence. The authoritative up-to-date version of this licence is available for public inspection at the principal office of the Authority.

PART III. AMENDED STANDARD CONDITIONS

CONSOLIDATED STANDARD CONDITIONS

SECTION A. INTERPRETATION, APPLICATION AND PAYMENTS

Condition 1. Definitions and Interpretation

1.	In the standard conditions unless the context otherwise requires:

the “Act”	means the Electricity Act 1989.

“affiliate”	in relation to any person means any holding company of such person, any subsidiary of such person or any subsidiary of a holding company of such person, in each case within the meaning of sections 736, 736A and 736B of the Companies Act 1985.

“alternative accounting rules”	for the purposes of standard condition 16 (Regulatory Accounts) only, has the meaning given in that condition.

“ancillary services”

means:

(a)    such services as the licensee may be required to have available in association with any generation set pursuant to the Grid Code; and

(b)    such services as the licensee may have agreed to have available in association with any generation set pursuant to any agreement made with the system operator,

and which may be offered for sale to a the system operator for the purpose of securing stability of operation on the GB transmission system and/or a distribution system of any authorised electricity operator.

“auditors”	means the licensee’s auditors for the time being holding office in accordance with the requirements of the Companies Act 1985.

“authorised”	in relation to any business or activity means authorised by licence granted or treated as granted under section 6 or exemption granted under section 5 of the Act.

“authorised activities”	for the purposes of standard condition 15 (Other Powers etc) only, has the meaning given in that condition.

“authorised electricity operator”	means any person (other than the licensee) who is authorised to generate, participate in the transmission of, distribute or supply electricity and, for the purposes of the standard conditions shall include any person who has made an application to be so authorised which application has not been refused and any person lawfully transferring electricity to or from or across Great Britain or any part thereof or to or from across an interconnector (or who has made application for use of an interconnector which has not been refused).

“the Authority”	means the Gas and Electricity Markets Authority established under section 1 of the Utilities Act 2000.

“BETTA”	means the British electricity trading and transmission arrangements which are provided for in Chapter I of Part 3 of the Energy Act.

“BETTA go-live date”	means the date which the Secretary of State indicates in a direction shall be the BETTA go-live date.

“British Grid Systems Agreement”	for the purposes of standard condition 19B (BETTA run-off arrangements scheme) only, has the meaning given in that condition.

“BSC”	for the purposes of Section B only, has the meaning given in standard condition 9 (Balancing and Settlement Code and NETA implementation)

“BSC Framework Agreement”	for the purposes of standard condition 9 (Balancing and Settlement Code and NETA implementation) only, has the meaning given in that condition.

“bulk supply point”	Means any point at which electricity is delivered from a transmission system to any distribution system.

“Consumer Council”	means the Gas and Electricity Consumer Council established by section 2 of the Utilities Act 2000.

“core industry documents”	for the purposes of standard conditions 9 (Balancing and Settlement Code and NETA Implementation) and 10 (Change Co-ordination for BSC) only, has the meaning given in standard condition 9; and for the purposes of standard condition 19 (Compliance with CUSC) only, has the meaning given in that condition.

“current costs assets”	for the purposes of standard condition 16 (Regulatory Accounts) only, has the meaning given in that condition.

“CUSC”	for the purposes of standard condition 19 (Compliance with CUSC) only, has the meaning given in that condition.

“CUSC Framework Agreement”	for the purposes of standard condition 19 (Compliance with CUSC) only, has the meaning given in that condition.

“customer”	means any person supplied or requiring to be supplied with electricity at any premises in Great Britain but shall not include any authorised electricity operator in its capacity as such.

“Distribution Code”	means a Distribution Code required to be prepared by a licensed distributor pursuant to standard condition 9 (Distribution Code) of a distribution licence and approved by the Authority and revised from time to time with the approval of the Authority.

“distribution licence”	means a distribution licence granted or treated as granted under section 6 (1) (c) of the Act.

“distribution system”	means the system consisting (wholly or mainly) of electric lines owned or operated by an authorised distributor and used for the distribution of electricity from grid supply points or generation sets or other entry points to the point of delivery to customers or authorised electricity operators or any transmission licensee within Great Britain in its capacity as operator of the licensee’s transmission system or the GB transmission system and includes any remote transmission assets (owned by a transmission licensee within England and Wales) operated by such distributor and any electrical plant, meters and metering equipment owned or operated by such distributor in connection with the distribution of electricity, but shall not include any part of the GB transmission system.

“effective time”	for the purposes of standard condition 9 (Balancing and Settlement Code and NETA Implementation) only, has the meaning given in that condition.

“electricity supplier”	means any person authorised to supply electricity.

“estimated costs”	for the purposes of standard condition 4 (Payments by the Licensee to the Authority) only, has the meaning given in that condition.

“extension”	shall be construed in accordance with standard condition 14 (Compulsory Acquisition of Land etc).

“financial year”	means subject to standard condition 16A (Change of Financial Year) (where applicable) a period of 12 months beginning on 1st April of each year and ending on 31st March of the following calendar year.

“Fuel Security Code”	for the purposes of Section B only, has the meaning given in standard condition 7 (Security Arrangements).

“GB transmission system”	means the system consisting (wholly or mainly) of high voltage electric lines owned or operated by transmission licensees within Great Britain and used for the transmission of electricity from one generating station to a sub-station or to another generating station or between sub-stations or to or from any interconnector and includes any electrical plant or meters owned or operated by any transmission licensee within Great Britain in connection with the transmission of electricity.

“generating station”	shall be construed in accordance with standard condition 14 (Compulsory Acquisition of Land etc).

“generation business”	means the authorised business of the licensee or any affiliate or related undertaking of the licensee in the generation of electricity and the provision of ancillary services.

“generation licence”	means a generation licence granted or treated as granted under section 6(1)(a) of the Act.

“generation set”	means any plant or apparatus for the production of electricity and shall where appropriate include a generating station comprising more than one generation set.

“generating unit”	for the purposes of standard condition 18 (Generating Unit Availability) only, has the meaning given in that condition.

“Grid Code”	means the grid code which the system operator is required to prepare and have approved by the Authority as from time to time revised with the approval of the Authority.

“grid supply point”	means any point at which electricity is delivered from the GB transmission system to any distribution system.

“the handbook”	for the purposes of standard condition 16 (Regulatory Accounts) only, has the meaning given in that condition.

“holding company”	means a holding company within the meaning of sections 736, 736A and 736B of the Companies Act 1985.

“information”	shall include any documents, accounts, estimates, returns or reports, records and any data in verbal, written or electronic form and information in any form or medium whatsoever.

“interconnector”	means the electric lines and electrical plant and meters owned or operated by a transmission licensee solely for the transfer of electricity to or from the GB transmission system into or out of Great Britain.

“licensed distributor”	means any holder of a distribution licence.

“licensee’s transmission system”	means those parts of the GB transmission system which are owned or operated by a transmission licensee within its transmission area.

“non-GB trading and transmission arrangements”	for the purposes of standard condition 19B (BETTA run-off arrangements scheme) only, has the meaning given in that condition.

“participating interest”	has the meaning given by section 260 of the Companies Act 1985, as amended by section 22 of the Companies Act 1989.

“planned availability period”	for the purposes of standard condition 18 (Generating Unit Availability) only, has the meaning given in that condition.

“Pooling and Settlement Agreement”	means the agreement of that title approved by the Secretary of State as from time to time amended.

“related undertaking”	in relation to any person means any undertaking in which such person has a participating interest.

“relevant documents”	for the purposes of standard condition 19B (BETTA run-off arrangements scheme) only, has the meaning given in that condition.

“relevant proportion”	for the purposes of standard condition 4 (Payments by the Licensee to the Authority) only, has the meaning given in that condition.

“relevant year”	for the purposes of standard condition 4 (Payments by the Licensee to the Authority) only, has the meaning given in that condition.

“remote transmission assets”

means any electric lines, electrical plant or meters in England and Wales owned by a transmission licensee (the “owner transmission licensee”) which

(a)    are embedded in a distribution system of any authorised distributor, and are not directly connected by lines or plant owned by the owner transmission licensee to a sub-station owned by the owner transmission licensee; and

(b)    are by agreement between the owner transmission licensee and such authorised distributor operated under the direction and control of such authorised distributor.

“running-off”	for the purposes of standard condition 19B (BETTA run-off arrangements scheme) only, has the meaning given in that condition.

“Scottish grid code”	means any grid code which any transmission licensee other than the system operator is obliged to maintain pursuant to its licence.

“Section C (system operator standard conditions) Direction	means a direction issued by the Authority or the Secretary of State, where appropriate, in accordance with standard condition A2 (Application of Section C) of the standard conditions for electricity transmission licences.

“separate business”

means each and any of

(a)    the generation business of the licensee;

(b)    the supply business of the licensee;

(c)    any distribution business of an affiliate or related undertaking of the licensee; and

(d)    any transmission business of an affiliate or related undertaking of the licensee taken separately from one another (but so that where all or any part of such business is carried on by an affiliate or related undertaking of the licensee, such part of the business as is carried on by that affiliate or related undertaking shall be consolidated with any such other business of the licensee and of any other affiliate or related undertaking of the licensee so as to form a single separate business).

“statutory accounts”	means the accounts that the licensee prepares under the Companies Act 1985 (as amended by the Companies Act 1989).

“subsidiary”	has the meaning given in sections 736, 736A and 736B of the Companies Act 1985.

“supply licence”	means a supply licence granted or treated as granted under section 6(1)(d) of the Act.

“System Operation Agreement”	for the purposes of standard condition 19B (BETTA run-off arrangements scheme) only, has the meaning given in that condition.

“system operator”	means the holder for the time being of a transmission licence in relation to which licence the Authority or the Secretary of State, where appropriate, has issued a Section C (system operator standard conditions) Direction and where Section C remains in effect (whether or not subject to any terms included in the Section C (system operator standard conditions) Direction or to any subsequent variation of its terms to which the licensee may be subject).

“terms”	means the terms contained in Part I of this licence and in any provisions in a Schedule referred to in such terms.

“transmission licence”	means a transmission licence granted or treated as granted under section 6(1)(b) of the Act.

“transmission licensee”	means the holder for the time being of a transmission licence.

“undertaking”	has the meaning given by section 259 of the Companies Act 1985 as amended by section 22 of the Companies Act 1989.

2.	Any words or expressions used in the Utilities Act 2000, Part I of the Act or the Energy Act 2004 shall, unless the contrary intention appears, have the same meaning when used in the standard conditions.

3.	Except where the context otherwise requires, any reference to a numbered standard condition (with or without a letter) or Schedule is a reference to the standard condition or Schedule (with or without a letter) bearing that number in this licence, and any reference to a numbered paragraph (with or without a letter) is a reference to the paragraph bearing that number in the standard condition or Schedule in which the reference occurs, and reference to a Section is a reference to that Section in these standard conditions.

4.	These standard conditions shall have effect as if in relation to references to a licence holder who is a natural person, the words “it”, “its” and “which” there are substituted the words “he”, “him”, “his” and “whom”, and cognate expressions shall be construed accordingly.

5.	Except where the context otherwise requires, a reference in a standard condition to a paragraph is a reference to a paragraph of that condition and a reference in a paragraph to a sub-paragraph is a reference to a sub-paragraph of that paragraph.

6.	Any reference in these standard conditions to:

(a)	a provision thereof;

(b)	a provision of the standard conditions of electricity supply licences, or

(c)	a provision of the standard conditions of electricity distribution licences, or

(d)	a provision of the standard conditions of electricity transmission licences,

shall, if these standard conditions or the standard conditions in question come to be modified, be construed, so far as the context permits, as a reference to the corresponding provision of these standard conditions or the other standard conditions in question as modified.

7.	In construing the standard conditions, the heading or title of any standard condition or paragraph shall be disregarded.

8.	Any reference in a standard condition to the purposes of that condition generally is a reference to the purposes of that condition as incorporated in this licence and as incorporated in each other licence under section 6(1)(a) of the Act (whenever granted) which incorporates it.

9.	Where any obligation under in or pursuant to the licence is required to be performed by a specified date or within a specified period, and where the licensee has failed so to perform by such date or within such period, such obligation shall continue to be binding and enforceable after the specified date or after the expiry of the specified period (but without prejudice to all rights and remedies available against the licensee by reason of the licensee’s failure to perform by that date or within that period).

10.	Anything required by or under these standard conditions to be done in writing may be done by facsimile transmission of the instrument in question or by other electronic means and, in such case:

(a)	the original instrument or other confirmation in writing shall be delivered or sent by pre-paid first-class post as soon as is reasonably practicable, and

(b)	where the means of transmission had been agreed in advance between the parties concerned, in the absence of and pending such confirmation, there shall be a rebuttable presumption that what was received duly represented the original instrument.

11.	The definitions referred to in this condition may include some definitions which are not used or not used exclusively in Sections A and B (which Sections are incorporated in all generation licences). Where:

(a)	any definition is not used in Sections A and B, that definition shall, for the purposes of this licence, be treated:

(i)	as part of the standard condition or conditions (and the Section) in which it is used;

(ii)	as not having effect in the licence until such time as the standard condition in which the definition is used has effect within the licence in pursuance of standard condition 2 (Application of Section C (Supplementary Conditions for Scotland)) or standard condition 3 (Application of Section D (Supplementary Conditions for Nuclear Generators));

(iii)	as not having effect in the licence until such time as the standard condition in which the definition is used has effect within the licence in pursuance of that standard condition;

(b)	any definition which is used in Sections A and B is also used in one or more other Sections:

(i)	that definition shall only be modifiable in accordance with the modification process applicable to each of the standard conditions in which it is used; and

(ii)	if any such standard condition is modified so as to omit that definition, then the reference to that definition in this condition shall automatically cease to have effect.

Condition 2. Application of Section C (Supplementary Conditions for Scotland)

1.	Where the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for Section C (in whole or in part) to have effect within this licence:

(a)	paragraphs 4 to 8 shall cease to be suspended and shall have effect in the licensee’s licence; and

(b)	the licensee shall be obliged to comply with the requirements of Section C (in whole or, as the case may be, in part) of this licence,

from the date the said scheme takes effect.

2.	Until -

(a)	the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for Section C (in whole or in part) to have effect within this licence; or

(b)	the Authority has issued to the licensee a direction pursuant to paragraph 4,

the standard conditions in Section C (in whole or, as the case may be, in part) shall not have effect within this licence; and the licensee shall not be obliged to comply with any of the requirements of Section C (in whole or, as the case may be, in part) of this licence.

3.	Except where paragraph 1 applies to the licensee, paragraphs 4 to 8 of this condition shall be suspended and shall have no effect in this licence until such time as the Authority issues to the licensee a notice in writing ending the suspension and providing for those paragraphs to have effect in this licence with effect from the date specified in the notice.

4.	The Authority may issue a direction (a “Section C Direction”). Where the Authority has issued to the licensee a Section C Direction the standard conditions in Section C (in whole or, as the case may be, in part) shall have effect within this licence from the date specified in the direction; and the licensee shall be obliged to comply with the requirements of Section C (in whole or, as the case may be, in part) to the extent and subject to the terms specified in such direction.

5.	A Section C Direction may specify that the standard conditions in Section C (in whole or in part) have effect in this licence.

6.	The Authority may, with the consent of the licensee:

(a)	vary the terms (as set out in the Section C Direction or elsewhere) under which Section C (or part or parts thereof) has effect in this licence; or

(b)	provide for Section C (or part or parts thereof) to cease to have effect in this licence.

7.	The variation or cessation provided for in paragraph 6 shall take effect from the date specified in the variation or cessation notice given to the licensee by the Authority.

8.	With effect from the date of cessation referred to in paragraph 7, paragraphs 4 to 7 of this condition shall be suspended and shall cease to have effect in this licence, but the Authority may at any time thereafter give to the licensee a notice ending the suspension and providing for those paragraphs to have effect again in this licence with effect from the date specified in the notice.

Condition 3. Application of Section D (Supplementary Conditions for Nuclear Generators)

1.	Where the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for Section D (in whole or in part) to have effect within this licence:

(a)	paragraphs 4 to 8 shall cease to be suspended and shall have effect in the licensee’s licence; and

(b)	the licensee shall be obliged to comply with the requirements of Section D (in whole or, as the case may be, in part) of this licence,

from the date the said scheme takes effect.

2.	Until -

(a)	the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for Section D (in whole or in part) to have effect within this licence; or

(b)	the Authority has issued to the licensee a direction pursuant to paragraph 4,

the standard conditions in Section D (in whole or, as the case may be, in part) shall not have effect within this licence; and the licensee shall not be obliged to comply with any of the requirements of Section D (in whole or, as the case may be, in part) of this licence.

3.	Except where paragraph 1 applies to the licensee, paragraphs 4 to 8 of this condition shall be suspended and shall have no effect in this licence until such time as the Authority issues to the licensee a notice in writing ending the suspension and providing for those paragraphs to have effect in this licence with effect from the date specified in the notice.

4.	The Authority may issue a direction (a “Section D Direction”). Where the Authority has issued to the licensee a Section D Direction the standard conditions in Section D (in whole or, as the case may be, in part) shall have effect within this licence from the date specified in the direction; and the licensee shall be obliged to comply with the requirements of Section D (in whole or, as the case may be, in part) to the extent and subject to the terms specified in such direction.

5.	A Section D Direction may specify that the conditions in Section D (in whole or in part) are to have effect in this licence.

6.	The Authority may, with the consent of the licensee:

(a)	vary the terms (as set out in the Section D Direction or elsewhere) under which Section D (or part or parts thereof) has effect in this licence; or

(b)	provide for Section D (or part or parts thereof) to cease to have effect in this licence.

7.	The variation or cessation provided for in paragraph 6 shall take effect from the date specified in the variation or cessation notice given to the licensee by the Authority.

8.	With effect from the date of cessation referred to in paragraph 7, paragraphs 4 to 7 of this condition shall be suspended and shall cease to have effect in this licence, but the Authority may at any time thereafter give to the licensee a notice ending the suspension and providing for those paragraphs to have effect again in this licence with effect from the date specified in the notice.

Condition 4. Payments by the Licensee to the Authority

1.	The licensee shall, at the times stated, pay to the Authority such amounts as are determined by or under this condition.

2.	In respect of each relevant year at the beginning of which the licensee holds this licence, the licensee shall pay to the Authority the aggregate of:

(a)	an amount which is the relevant proportion of the estimated costs incurred by the Competition Commission in the previous relevant year in connection with any reference made to it with respect to the licence or any other electricity generation licence; and

(b)	an amount which is the relevant proportion of the difference (being a positive or negative amount), if any, between:

(aa)	any costs estimated by the Authority in the previous relevant year under sub-paragraph 2(a); and

(bb)	the actual costs of the Competition Commission (in connection with that reference) for the relevant year prior to the previous relevant year.

3.	The amounts determined in accordance with paragraph 2 shall be paid by the licensee to the Authority in one instalment being due for payment by 31 October in each year, provided that if the Authority has not given notice of the amount of the instalment at least 30 days before the payment date stated above, the licensee shall pay the amount due within 30 days from the actual giving of notice by the Authority to the licensee (whenever notice is given).

4.	When the licensee fails to pay the amount determined in accordance with paragraph 2 within 30 days of the due date set out in paragraph 3, it shall pay simple interest on the amount at the rate which is from time to time equivalent to the base rate of NatWest Bank plc or, if there is no such base rate, such base rate as the Authority may designate for the purposes hereof.

5.	In this condition:

“estimated costs”	means costs estimated by the Authority as likely to be the costs incurred by the Competition Commission, such estimate having regard to the views of the Competition Commission.

“relevant proportion”	means the proportion of the costs attributable to the licensee in accordance with principles determined by the authority for the purposes of this condition generally and notified to the licensee.

“relevant year”	means a year beginning on 1 April of each calendar year and ending on 31 March of the following calendar year.

PART II – SECTION B : GENERAL

Condition 5. Compliance with the Grid Code

1.	The licensee shall comply with the requirements of the Grid Code in so far as applicable to it.

2.	The Authority may (following consultation with any transmission licensee likely to be affected) issue directions relieving the licensee of its obligation under paragraph 1 in respect of such parts of the Grid Code and to such extent and subject to such conditions as may be specified in those directions.

Condition 6. Compliance with Distribution Codes

1.	The licensee shall comply with the provisions of every Distribution Code in so far as applicable to it.

2.	The Authority may (following consultation with the licensed distributor responsible for any relevant Distribution Code and any authorised electricity operator directly affected thereby) issue directions relieving the licensee of its obligation under paragraph 1 in respect of such parts of any relevant Distribution Code and to such extent and subject to such conditions as may be specified in those directions.

Condition 7. Security Arrangements

1.	Insofar as the licensee shall construct or operate a generating station in England and Wales, the licensee shall comply with the provisions of the Fuel Security Code and such provisions shall have effect as if they were set out in this licence.

2.	In this condition:

“Fuel Security Code”	means the document of that title designated as such by the Secretary of State as from time to time amended.

Condition 8. Not used

Condition 9. Balancing and Settlement Code and Neta Implementation

1.	Insofar as the licensee shall construct or operate a generating station in Great Britain, the licensee shall be a party to the BSC Framework Agreement and shall comply with the BSC.

2.	The licensee shall comply with the programme implementation scheme established in accordance with paragraph 3, as modified from time to time in accordance with paragraph 5.

3.	The programme implementation scheme is a scheme designated by the Secretary of State setting out the steps, including without limitation steps as to the matters referred to in paragraph 4, to be taken (or procured) by the licensee (and/or by authorised electricity operators) which are, in the Secretary of State’s opinion, appropriate in order to give full and timely effect to:

(a)	any modifications made to this licence and to the licences of authorised electricity operators by the Secretary of State pursuant to the power vested in him under section 15A of the Act;

(b)	any conditions imposed by any exemption from the requirement to hold any such licence; and

(c)	the matters envisaged by such modifications and conditions.

4.	The programme implementation scheme may include provisions, inter alia,

(a)	to secure or facilitate the amendment of any of the core industry documents;

(b)	to secure that any systems, persons or other resources employed in the implementation of the Pooling and Settlement Agreement may be employed in the implementation of the BSC;

(c)	for the giving of the indemnities against liabilities to which parties to the Pooling and Settlement Agreement may be exposed;

(d)	for securing the co-ordinated and effective commencement of implementation of and operations under the BSC, including the testing, trialling and start-up of the systems, processes and procedures employed in such implementation and employed by authorised electricity operators and others in connection with such operations;

(e)	for co-ordinating the administration and implementation of the BSC and the administration of the Pooling and Settlement Agreement;

(f)	for the licensee to refer to the Authority for determination, whether of its own motion or as provided in the programme implementation scheme, disputes, as to matters covered by the scheme, between persons who are required (by conditions of their licences or exemptions) or who have agreed to comply with the scheme or any part of it; and

(g)	for the Authority, in the circumstances set out in the scheme, to require that consideration be given to the making of a proposal to modify the BSC and, if so, to require the making of such proposal in the manner set out in the scheme, such power to be exercisable at any time within the period of 12 months after the effective time.

5.	The Secretary of State:

(a)	may at any time direct, in accordance with the provisions of the programme implementation scheme, that the programme implementation scheme be modified in the manner set out in such direction, in order to give (or continue to give) full and timely effect to the matters described in paragraph 3.

(b)	shall serve a copy of any such direction on the licensee, and thereupon the licensee shall comply with the scheme as modified by the direction.

6.	If there is any conflict between the requirements contained in the programme implementation scheme pursuant to paragraph 4(a) and/or imposed on the licensee by paragraphs 2 and 5 of this condition, and those imposed on the licensee by any other condition, the provisions of paragraphs 4(a), 2 and/or 5 (as appropriate) shall prevail.

7.	Without prejudice to paragraph 2, the licensee shall use all reasonable endeavours to do such things as may be requisite and necessary in order to give full and timely effect to the modifications made to this licence as determined by the Secretary of State pursuant to the power vested in him under section 15A of the Act (and to give full and timely effect to the matters envisaged by such modifications).

8.	In this condition:

“BSC”	means the Balancing and Settlement Code required to be in place, pursuant to the transmission licence granted to the system operator, as from time to time modified.

“BSC Framework Agreement”	means the agreement of that title, in the form approved by the Secretary of State, by which the BSC is made contractually binding between the parties to that agreement, as from time to time amended with the consent of the Secretary of State.

“core industry documents”

mean those documents which:

(a)    in the Secretary of State’s opinion are central industry documents associated with the activities of the licensee and authorised electricity operators, the subject matter of which relates to or is connected with the BSC or the Balancing and Settlement arrangements, and

(b)    have been so designated by the Secretary of State.

“effective time”	means the start of the first period for trading under the BSC as determined by the Secretary of State

Condition 10. Change Co-ordination for BSC

1.	Insofar as the licensee shall construct or operate a generating station in Great Britain, the licensee shall take all reasonable measures to secure and implement (consistently with the procedures applicable under or in relation to the core industry documents to which it is party (or in relation to which it holds rights in respect of amendment), as modified or replaced from time to time), and shall not take any steps to prevent or unduly delay, changes to those documents, such changes being changes which are appropriate in order to give full and timely effect to and/or in consequence of any modification which has been made to the BSC.

2.	For the purposes of paragraph 1, core industry documents has the meaning given in paragraph 8 of standard condition 9 (Balancing and Settlement Code and NETA Implementation).

Condition 11. Ancillary Services

1.	The licensee shall from time to time upon request by the system operator offer terms for the provision by the licensee of ancillary services from any operating generation set of the licensee.

2.	The licensee shall at any time upon request of the Authority provide to the Authority a report containing details of:

(a)	prices offered pursuant to paragraph 1 for the provision of ancillary services from each generation set of the licensee; and

(b)	an explanation of the factors justifying the prices offered including (without limitation) details of the licensee’s costs associated with making available such ancillary services in conformity with the Grid Code and of providing the same to the system operator.

Condition 12. Change Co-ordination for the Utilities Act 2000

1.	The licensee shall take all reasonable measures to secure and implement, and shall not take any steps to prevent or unduly delay, such changes to the industry framework documents as are necessary or expedient to give full and timely effect to the provisions of the Utilities Act 2000.

2.	In complying with paragraph 1, the licensee shall act in the case of each industry framework document consistently with the change procedures currently applicable to that document, except where to do so would be inconsistent with any provision of the Utilities Act 2000, in which event that provision shall take precedence.

3.	For the purposes of this condition, “industry framework document” means, subject to paragraph 4, any of the following documents to which the licensee is a party, or in relation to which it holds rights in respect of amendment or termination, together with any documents which are supplemental or ancillary thereto:

(a)	the Pooling and Settlement Agreement;

(b)	the Balancing and Settlement Code;

(c)	the Master Connection and Use of System Agreement or the Connection and Use of System Code;

(d)	the Settlement Agreement for Scotland;

(e)	the Master Registration Agreement;

(f)	the Data Transfer Services Agreement;

(g)	the Radio Teleswitch Agreement;

(h)	any Grid Code;

(i)	any Distribution Code;

(j)	the Trading Code;

(k)	the Fuel Security Code;

(l)	any agreement for use of an interconnector or Scottish interconnection; and

(m)	any agreement for the provision of distribution use of system, meter provision services, meter maintenance services, data retrieval services, data processing services, data aggregation services, or prepayment meter services.

4.	Where the Authority considers that the list of industry framework documents set out in paragraph 3 should be modified for the purposes of this condition generally, the licensee shall discuss any proposed modification (including addition) to the list in good faith and use all reasonable endeavours to agree such modification with the Authority.

5.	This condition shall cease to have effect on 30 June 2002 or such earlier date as the Authority may specify in a direction given for the purposes of this condition generally.

Condition 13. Provision of Information to the Authority

1.	Subject to paragraphs 2 and 4, the licensee shall furnish to the Authority, in such manner and at such times as the Authority may reasonably require, such information and shall procure and furnish to it such reports, as the Authority may reasonably require or as may be necessary for the purpose of performing:

(a)	the functions conferred on it by or under the Act; and

(b)	any functions transferred to or conferred on it by or under the Utilities Act 2000.

2.	The licensee shall not be required by the Authority to furnish it under this condition with information for the purpose of the exercise of its functions under section 47 of the Act.

3.	The licensee shall, if so requested by the Authority, give reasoned comments on the accuracy and text of any information or advice (so far as relating to its activities as holder of an electricity generation licence) which the Authority proposes to publish pursuant to section 48 of the Act.

4.	This condition shall not require the licensee to produce any documents or give any information which it could not be compelled to produce or give in evidence in civil proceedings before a court.

5.	The power of the Authority to call for information under paragraph 1 is in addition to the power of the Authority to call for information under or pursuant to any other condition. There shall be a presumption that the provision of information in accordance with any other condition is sufficient for the purposes of that condition, but that presumption shall be rebutted, if the Authority states in writing that in its opinion such further information is, or is likely to be, necessary to enable it to exercise functions under the condition in question.

6.	Except where the licensee has Section C in effect in its licence, prior to the licensee commencing:

(a)	the construction or operation of a generating station in Scotland; or

(b)	the construction or operation of a nuclear generating station;

the licensee shall notify the Authority in writing of such proposed construction or operation, such notification to include the size and location of the proposed construction or operation.

Condition 14. Compulsory Acquisition of Land etc

1.	Where the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for this condition to have effect within this licence, the provisions contained in paragraphs 5 to 7 shall apply to the licensee from the date the said scheme takes effect until such date as may be specified for that purpose in the said scheme. The Authority may from time to time direct that such a period is extended.

2.	The Authority may issue a direction providing that the provisions of paragraphs 5 to 7 shall have effect in this licence. Where the Authority has issued to the licensee a direction, paragraphs 5 to 7 shall have effect within the licence from the date specified in the Authority’s direction until the end of the period specified in the Authority’s direction (unless extended by a direction of the Authority).

3.	Until:

(a)	the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for this condition to have effect within this licence; or

(b)	the Authority has issued to the licensee a direction for the purposes of this condition,

the provisions contained in paragraphs 5 to 7 shall not have effect within this licence.

4.	A direction pursuant to paragraph 1 or 2 may be issued at any time from the date the Secretary of State determines these standard conditions pursuant to sub-section 33(1) of the Utilities Act 2000.

5.	The powers and rights conferred by or under the provisions of Schedule 3 to the Act (Compulsory Acquisition of Land etc. by Licence Holders) shall have effect (in respect of the licensee) for the purposes set out in paragraph 6 below.

6.	The purposes referred to in paragraph 5 above are:

(a)	the construction or extension of a generating station;

(b)	activities connected with the construction or extension of a generating station or connected with the operation of a generating station; and

(c)	the installation, maintenance, removal or replacement of electric lines, and electrical plant associated with them, connecting a generating station with:

(i)	the GB transmission system; or

(ii)	a distribution system.

7.	In paragraph 6 above:

(a)	the references to “generating station” are to an electricity generating station which

(i)	has, or will have when its construction or extension is completed, a capacity of not less than 50 megawatts or such other capacity as may be specified in relation thereto by order of the Secretary of State under section 36(3) of the Act; and

(ii)	is, or will be when its extension or construction is completed, operated by or for the licensee; and

(b)	“extension” in relation to a generating station includes the use by the person operating the station of any land (wherever situated) for a purpose directly related to the generation of electricity by that station.

Condition 15. Other Powers etc.

1.	Where the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for this condition to have effect within this licence, the provisions contained in paragraphs 5 to 8 shall apply to the licensee from the date the said scheme takes effect until such date as may be specified for that purpose in the said scheme. The Authority may from time to time direct that such a period is extended.

2.	The Authority may issue a direction providing that the provisions of paragraphs 5 to 8 shall have effect in this licence. Where the Authority has issued to the licensee a direction, paragraphs 5 to 8 shall have effect within the licence from the date specified in the Authority’s direction until the end of the period specified in the Authority’s direction (unless extended by a direction of the Authority).

3.	Until:

(a)	the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for this condition to have effect within this licence; or

(b)	the Authority has issued to the licensee a direction for the purposes of this condition,

the provisions contained in paragraphs 5 to 8 shall not have effect within this licence.

4.	A direction pursuant to paragraph 1 or 2 may be issued at any time from the date the Secretary of State determines these standard conditions pursuant to sub-section 33(1) of the Utilities Act 2000.

5.	The powers and rights conferred by or under the provisions of Schedule 4 to the Act (Other Powers etc. of Licence Holders) shall, subject to paragraph 6 below, have effect to enable the licensee to carry on its authorised activities:

(a)	in relation to, or in pursuance of, the installation, inspection, maintenance, adjustment, repair, alteration, replacement and removal of:

(i)	electric lines specified in paragraph 6 below;

(ii)	electrical plant associated with such lines; and

(iii)	any structures for housing or covering such lines or plant;

(b)	in relation to the installation of electrical plant to be used in connection with a generating station or the operation thereof;

(c)	in relation to electric lines or electrical plant as if the references to them in Schedule 4 to the Act included pipes for conveying directly to consumers’ premises heat produced in association with electricity and steam produced from air and water heated by such heat and associated works in relation to such pipes and as if “associated works” had the meaning given in section 10(3) of the Act.

6.	Electric lines are specified for the purposes of sub-paragraph (a) of paragraph 5 above:

(a)	if they connect, or will connect when installed, a generating station with:

the GB transmission system; or

any distribution system

(c)	where “electric lines” has the extended meaning given by paragraph 5(c) above, if they connect a generating station with any premises.

7.	Paragraph 10 of Schedule 4 to the Act shall apply to the licensee if:

(a)	it wishes to exercise its rights of entry on land for the purpose of establishing whether or not the land is suitable for the construction or extension of a generating station; and

(b)	it obtains the consent of the Authority before exercising those rights.

8.	In this condition:

“authorised activities”	means the activities which the licensee is authorised by the licence to carry on, and shall include any purpose connected with the supply to any premises of heat produced in association with electricity and steam produced from air and water heated by such heat.

“generating station”	has the meaning given in paragraph 7 of standard condition 14 (Compulsory Acquisition of Land etc).

“extension”	in relation to a generating station, has the meaning given in paragraph 7 of standard condition 14 (Compulsory Acquisition of Land etc).

Condition 16. Regulatory Accounts

1.	Where the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for this condition to have effect within this licence, the licensee shall be obliged to comply with the requirements of the provisions contained in paragraphs 5 to 14 from the date the said scheme takes effect.

2.	The Authority may issue a direction providing that the provisions of paragraphs 5 to 13 shall have effect in this licence. Where the Authority has issued to the licensee a direction, paragraphs 5 to 14 shall have effect within the licence from the date specified in the Authority’s direction and the licensee shall be obliged to comply with the requirements of the provisions contained in those paragraphs from the date specified in the Authority’s direction.

3.	Until:

(a)	the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for this condition to have effect within this licence; or

(b)	the Authority has issued to the licensee a direction for the purposes of this condition,

the provisions contained in paragraphs 5 to 14 shall not have effect within this licence and the licensee shall not be obliged to comply with any of the requirements of such paragraphs.

4.	A direction pursuant to paragraph 2 may be issued at any time from the date the Secretary of State determines these standard conditions pursuant to sub-section 33(1) of the Utilities Act 2000.

5.	The following paragraphs of this condition apply for the purpose of ensuring that the licensee (and any affiliate or related undertaking) maintains accounting and reporting arrangements which enable regulatory accounts to be prepared for each separate business and showing the financial affairs of each such separate business.

6.	Unless the Authority otherwise consents (such consent may be given in relation to some or all of the obligations in this condition and may be given subject to such conditions as the Authority considers appropriate), the licensee shall in respect of each separate business:

(a)	keep or cause to be kept for the period referred to in section 222(5)(b) of the Companies Act 1985 and in the manner referred to in that section such accounting records in respect of each separate business as would by section 221 of the Companies Act 1985 be required to be kept in respect of each such business if it were carried on by a separate company, so that the revenues, costs, assets, liabilities, reserves and provisions of, or reasonably attributable to, each separate business are separately identifiable in the accounting records of the licensee (and any affiliate or related undertaking) from those of any other business of the licensee; and

(b)	prepare on a consistent basis from such accounting records in respect of:

(i)	each financial year, accounting statements comprising a profit and loss account, a statement of total recognised gains and losses, a balance sheet, and a cash flow statement, together with notes thereto, and showing separately in respect of each separate business and in appropriate detail the amounts of any revenue, cost, asset, liability, reserve or provision which has been either:

(aa)	charged from or to any other business (whether or not a separate business) together with a description of the basis of that charge; or

(bb)	determined by apportionment or allocation between any separate business and any other business (whether or not a separate business) together with a description of the basis of the apportionment or allocation;

(ii)	the first six months of each financial year, an interim profit and loss account; and

(iii)	each financial year, sufficient accounting information in respect of each separate business to allow the preparation of consolidated accounting statements for each separate business of the licensee or, where applicable, the ultimate holding company of the licensee. Such information shall include a profit and loss account, a statement of total recognised gains and losses, a balance sheet, and a cash flow statement together with notes thereto;

(c)

procure, in respect of the accounting statements prepared in accordance with this condition in respect of each financial year, a report by the auditors and addressed to the Authority stating whether in their opinion those statements have been properly prepared in accordance with this condition and give a true and fair view of the revenues, costs, assets, liabilities, reserves and provisions of, or reasonably attributable to, the separate business to which the statements relate; and

(d)	deliver to the Authority a copy of the account referred to in sub-paragraph (b)(ii), the auditors’ report referred to in sub-paragraph (c), the accounting statements referred to in sub-paragraph (b)(i) and accounting information referred to in sub-paragraph b(iii), as soon as reasonably practicable, and in any event not later than three months after the end of the period to which it relates in the case of the account referred to in sub-paragraph (b)(ii) and six months after the end of the financial year to which they relate in the case of the accounting statements, auditors’ report and accounting information referred to in sub-paragraphs (b)(i), b(iii) and (c), provided always that the obligations set out in this paragraph shall not apply where they have already been discharged by the licensee in respect of each separate business pursuant to any other licence.

7.	Unless the Authority so specifies in directions issued for the purposes of this condition, or with the Authority’s prior written approval, the licensee shall not in relation to the accounting statements in respect of a financial year change the bases of charge or apportionment or allocation referred to in sub-paragraph 6(b)(i) from those applied in respect of the previous financial year.

8.	Where, in relation to the accounting statements in respect of a financial year, the licensee has changed such bases of charge or apportionment or allocation from those adopted for the immediately preceding financial year, the licensee shall, if so directed in directions issued by the Authority, in addition to preparing accounting statements on those bases which it has adopted, prepare such accounting statements on the bases which applied in respect of the immediately preceding financial year.

9.	Accounting statements and information in respect of a financial year prepared under sub-paragraphs 6(b)(i) and 6(b)(iii) shall, so far as reasonably practicable and unless otherwise approved by the Authority having regard to the purposes of this condition:

(a)	have the same content and format (in relation to each separate business) as the statutory accounts of the licensee prepared under section 226 and, where appropriate, section 227 of the Companies Act 1985 and conform to the best commercial accounting practices including all relevant accounting standards issued or adopted by the Accounting Standards Board currently in force;

(b)	state the accounting policies adopted; and

(c)	with the exception of the part of such statements and information which shows separately the amounts charged, apportioned or allocated and describes the bases of charge or apportionment or allocation respectively, be published with the statutory accounts of the licensee.

10.	Unless the accounting statements and information prepared under sub-paragraph 6(b)(i) and 6(b)(iii) are prepared on the current cost basis as provided by the alternative accounting rules, the licensee shall, unless otherwise agreed by the Authority, in addition to preparing those accounting statements under that paragraph, prepare accounting statements for each separate business covering the same period, which shall comprise and show separately:

(a)	a profit and loss account, a statement of total recognised gains and losses, a balance sheet, and a cash flow statement together with notes thereto, which shall:

(i)	include in respect of current costs assets amounts determined on the current cost basis as provided by the alternative accounting rules; and

(ii)	show or disclose the information and other matters required by the alternative accounting rules to be shown or disclosed in accounts where the amounts included in respect of assets covered by any items shown in those accounts have been determined on any basis mentioned in paragraph 31 of section C of Part II of Schedule 4 to the Companies Act 1985;

(b)	in respect of each separate business the adjusted amount of any such provision for depreciation as is referred to in paragraph 32(2) of section C of Part II of Schedule 4 to the Companies Act 1985 and the items shown in the profit and loss account of the separate business for the relevant period which are affected by the determination of amounts on the current cost basis as provided by the alternative accounting rules, including the profit (or loss) before taxation; and

(c)	such other current cost information as is referred to in the handbook as the Authority may reasonably require;

and shall deliver the same, together with an auditors’ report prepared in relation to the current cost basis accounting statements in the form referred to in sub-paragraph 6(c), to the Authority within the time limit referred to in sub-paragraph 6(d), and shall (with the exception of the part of such statements and information which shows separately the amounts charged, apportioned or allocated and describes the bases of charge or apportionment or allocation respectively) publish the same with the statutory accounts of the licensee.

11.	References in this condition to costs or liabilities of, or reasonably attributable to, any separate business shall be construed as excluding taxation and capital liabilities which do not relate principally to a particular separate business, and interest thereon; and references to any profit and loss account shall be construed accordingly.

12.	Without prejudice to paragraph 5 of the terms of this licence, references in this condition to sections of the Companies Act 1985 are references to those provisions as amended, substituted or inserted by the relevant provisions of the Companies Act 1989 and if such provisions of the Companies Act 1989 are not in force at the date of the grant of this licence shall be construed as if such provisions were in force at such date.

13.	For the purposes of paragraph 10:

“alternative accounting rules”	means the rules set out in section C of Part II of Schedule 4 to the Companies Act 1985.

“current costs assets”	means assets of any description mentioned in paragraph 31 of section C of Part II of Schedule 4 to the Companies Act 1985.

“the handbook”	means the handbook issued by the Accounting Standards Committee of the Consultative Committee of Accounting Bodies (CCAB Limited) or any successor body entitled “Accounting for the effects of changing prices: a handbook” in its current edition for the time being or in the event that no such handbook shall be in issue such guidance or publication as may be issued in replacement or substitution therefor.

14.	For the purposes of this condition:

“regulatory accounts”	means the accounts required to be prepared by the licensee pursuant to this condition.

Condition 16A. Change of Financial Year

1.	The application of this condition is subject to the provisions of paragraphs 1 to 5 of standard condition 16 (Regulatory Accounts). Until the issue of a direction by the Authority under paragraphs 2 to 4 of standard condition 16 (Regulatory Accounts), paragraphs 2 to 7 of this condition shall not have effect within the licence.

2.	The definition of “financial year” in standard condition 1 (Definitions and Interpretation) shall, for the purpose only of the statutory accounts of the licensee, cease to apply to the licensee from the date the licensee sends a notice to the Authority for that purpose.

3.	Such notice:

(a)	shall specify the date from which, for the purpose set out at paragraph 1, the current and subsequent financial years of the licensee shall run; and

(b)	shall continue in effect until revoked by the licensee issuing a further notice.

4.	While the notice continues in effect the licensee shall procure the preparation of and shall deliver to the Authority audited group accounts for its group of companies for each financial year.

5.	Audited group accounts produced in accordance with paragraph 4:

(a)	shall comprise consolidated group accounts in respect of the group of companies;

(b)	shall, save insofar as is necessary to reflect a different financial year, have the same form and content as the statutory accounts of the licensee;

(c)	shall be accompanied by a report by the auditors and addressed to the Authority stating whether in their opinion the audited group accounts have been properly prepared in accordance with this condition and give a true and fair view of the state of affairs of the group of companies and of its profits or losses, total recognised gains or losses and cash flows during the financial year;

(d)	may, with the prior written consent of the Authority, omit or provide in a different form, specified in the consent, such information as may be specified in the consent; and

(e)	shall clearly disclose any differences between the accounting policies underlying the preparation of the statutory accounts of the licensee and the accounting policies underlying the preparation of the audited group accounts.

6.	The licensee may, for the purpose only of its statutory accounts, change its financial year from that previously notified by sending to the Authority a new notice pursuant to paragraph 2. Where the licensee sends the Authority a new notice the previous notice shall be revoked, as provided by sub-paragraph 3(b). The licensee’s financial year-end will change with effect from the date specified in the new notice. The new notice shall specify the licensee’s new financial year-end.

7.	No provisions of this condition shall apply to the financial year of the licensee as defined in standard condition 1 (Definitions and Interpretation) for the purpose of accounts produced in compliance with standard condition 16 (Regulatory Accounts). No provisions of this condition shall affect the licensee’s obligations in respect of payment of licence fees under standard condition 4 (Payments by the Licensee to the Authority).

Condition 17. Prohibition of Discrimination in Selling Electricity

1.	Where the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for this condition to have effect within this licence, the licensee shall be obliged to comply with the requirements of the provisions contained in paragraphs 6 to 13 from the date the said scheme takes effect.

2.	Subject to paragraph 3, the Authority may issue a direction providing that paragraphs 6 to 13 shall have effect in this licence. Where the Authority has issued to the licensee a direction, paragraphs 6 to 13 shall have effect within the licence from the date specified in the Authority’s direction and the licensee shall be obliged to comply with the requirements of the provisions contained in those paragraphs from that date.

3.	Where -

(a)	the Authority has consented to a disapplication request pursuant to paragraph 10; or

(b)	the licensee has issued a termination notice pursuant to paragraph 12 or 13,

the Authority shall not thereafter issue a direction pursuant to paragraph 2 to the licensee in respect of the paragraphs to which the termination notice relates until -

(i)	at least 12 months have elapsed since the date of the termination notice, and

(ii)	the Authority is of the opinion that circumstances have changed in a material respect.

4.	Until:

(a)	the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for this condition to have effect within this licence; or

(b)	the Authority has issued to the licensee a direction pursuant to paragraph 2,

the provisions contained in paragraphs 6 to 13 shall not have effect within this licence and the licensee shall not be obliged to comply with any of the requirements of those paragraphs.

5.	A direction pursuant to paragraph 2 may be issued at any time from the date the Secretary of State determines these standard conditions pursuant to sub-section 33(1) of the Utilities Act 2000.

6.	The licensee shall not, and shall procure that any affiliate or related undertaking of the licensee shall not, sell or offer to sell electricity to any one purchaser or person seeking to become a purchaser on terms as to price which are materially more or less favourable than those on which it sells or offers to sell electricity to comparable wholesale purchasers. For these purposes regard shall be had to the circumstances of the sale to such purchasers including (without limitation) volumes, load factors, conditions of interruptibility and the dates and duration of the relevant agreements.

7.	For the purposes of paragraph 6, references to selling or sale of electricity

(a)	do not include sale by way of supply to premises; and

(b)	include entering into or disposing of the benefit of a contract, which has (or taken together with any other arrangement has) the commercial effect of selling electricity, by conferring rights or obligations (including rights or obligations by way of option) in relation to or by reference to the sale, purchase or delivery of electricity at any time or the price at which electricity is sold or purchased at any time, and purchaser, purchasing and purchase shall be construed accordingly.

8.	For the purposes of paragraph 6 of this condition, there shall be disregarded:

(a)	NFFO qualifying arrangements and Scottish Renewables Obligation; and

(b)	any contract for the supply of electricity (as from time to time amended on or before 30 September 1990 in accordance with its terms or to reflect changed circumstances involving the restructuring of the industry) vested in the licensee under the transfer scheme.

9.	A licensee, in whose licence this condition has effect, may make a disapplication request in writing to the Authority. The disapplication request shall specify the paragraphs of this condition to which the request relates and shall state the date (“the disapplication date”, being a date not less than 18 months after the date of delivery of the request) from which the licensee wishes the Authority to agree that the specified paragraphs (or the specified part or parts thereof) shall cease to have effect.

10.	Paragraphs 6 to 13 of this condition shall cease to have effect from the date specified in the disapplication request or such later date as may be agreed, if the licensee delivers to the Authority a disapplication request made in accordance with paragraph 9 and the Authority agrees in writing to the disapplication request.

11.	Save where the Authority otherwise agrees, no further disapplication request pursuant to paragraph 9 may be served within the 12 months following the date on which a report is delivered by the Competition Commission following a reference under paragraph 12 where the report of the Competition Commission did not entitle the licensee to deliver a notice to the Authority under paragraph 13.

12.	If the Authority has not made a reference to the Competition Commission in respect of this licence under section 12 of the Act relating to the modification of this licence by the removal of the paragraphs specified in the disapplication request before the beginning of the period of 12 months which will end with the disapplication date, the licensee may deliver a termination notice to the Authority. Following the service of a termination notice, with effect from the disapplication date or such later date as may be specified in the termination notice such of the paragraphs as are specified in the disapplication request shall cease to have effect in this licence.

13.	If the Competition Commission makes a report on a reference in respect of this licence made by the Authority relating to the modification of this licence by the removal of the paragraphs specified in the disapplication request and such report does not include a conclusion that the removal of such paragraphs operates or may be expected to operate against the public interest, the licensee may within 30 days after the publication of the report by the Authority in accordance with section 13 of the Act deliver a termination notice to the Authority. With effect from the disapplication date or such later date as may be specified in the termination notice such paragraphs as are specified in the disapplication request and in respect of which the Competition Commission report does not include the aforementioned conclusion shall cease to have effect in this licence.

Condition 17A. Prohibition of Cross-subsidies

1.	Where the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for this condition to have effect within this licence, the licensee shall be obliged to comply with the requirements of the provisions contained in paragraphs 6 to 12 from the date the said scheme takes effect.

3.	Where -

(a)	the Authority has consented to a disapplication request pursuant to paragraph 9; or

(b)	the licensee has issued a termination notice pursuant to paragraph 11 or 12,

the Authority shall not thereafter issue a direction pursuant to paragraph 2 to the licensee in respect of the paragraphs to which the termination notice relates until -

(i)	at least 12 months have elapsed since the date of the termination notice, and

(ii)	the Authority is of the opinion that circumstances have changed in a material respect.

4.	Until:

(a)	the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for this condition to have effect within this licence; or

(b)	the Authority has issued to the licensee a direction pursuant to paragraph 2,

the provisions contained in paragraphs 6 to 12 shall not have effect within this licence and the licensee shall not be obliged to comply with any of the requirements of those paragraphs.

5.	A direction pursuant to paragraph 2 may be issued at any time from the date the Secretary of State determines these standard conditions pursuant to sub-section 33(1) of the Utilities Act 2000.

6.	The licensee shall procure that the generation business shall not give any cross-subsidy to, or receive any cross-subsidy from, any other business of the licensee or an affiliate or related undertaking of the licensee.

7.	For the purposes of paragraphs 6 of this condition, there shall be disregarded:

(a)	NFFO qualifying arrangements and Scottish Renewables Obligations; and

(b)	any contract for the supply of electricity (as from time to time amended on or before 30 September 1990 in accordance with its terms or to reflect changed circumstances involving the restructuring of the industry) vested in the licensee under the transfer scheme.

8.	A licensee, in whose licence this condition has effect, may make a disapplication request in writing to the Authority. The disapplication request shall specify the paragraphs of this condition to which the request relates and shall state the date (“the disapplication date”, being a date not less than 18 months after the date of delivery of the request) from which the licensee wishes the Authority to agree that the specified paragraphs shall cease to have effect.

9.	Paragraphs 6 to 12 of this condition shall cease to have effect from the date specified in the disapplication request or such later date as may be agreed, if the licensee delivers to the Authority a disapplication request made in accordance with paragraph 8 and the Authority agrees in writing to the disapplication request.

10.	Save where the Authority otherwise agrees, no further disapplication request pursuant to paragraph 8 may be served within the 12 months following the date on which a report is delivered by the Competition Commission following a reference under paragraph 11 where the report of the Competition Commission did not entitle the licensee to deliver a notice to the Authority under paragraph 12.

11.	If the Authority has not made a reference to the Competition Commission in respect of this licence under section 12 of the Act relating to the modification of this licence by the removal of the paragraphs specified in the disapplication request before the beginning of the period of 12 months which will end with the disapplication date, the licensee may deliver a termination notice to the Authority. Following the service of a termination notice, with effect from the disapplication date or such later date as may be specified in the termination notice such of the paragraphs as are specified in the disapplication request shall cease to have effect in this licence.

12.

If the Competition Commission makes a report on a reference in respect of this licence made by the Authority relating to the modification of this licence by the removal of the paragraphs specified in the disapplication request and such report does not include a conclusion that the removal of such paragraphs operates or may be expected to operate against the public interest, the licensee may within 30 days after the publication of the report by the Authority in accordance with section 13 of the Act deliver a termination notice to the Authority. With effect from the disapplication date or such later date as may be specified in the termination notice such paragraphs as are specified in the disapplication request and in respect of which the Competition Commission report does not include the aforementioned conclusion shall cease to have effect in this licence.

13.	Nothing which the licensee is obliged to do or not to do pursuant to this licence or any other document which grants a licence to the licensee under the Act, shall be regarded as a cross-subsidy for the purposes of this condition.

Condition 18. Generating Unit Availability

1.	Where the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for this condition to have effect within this licence, the licensee shall be obliged to comply with the requirements of the provisions contained in paragraph 7 to 17 from the date the said scheme takes effect.

2.	Subject to paragraph 3, the Authority may issue a direction providing that paragraphs 7 to 17 shall have effect in this licence. Where the Authority has issued to the licensee a direction, paragraphs 7 to 17 shall have effect within the licence from the date specified in the Authority’s direction and the licensee shall be obliged to comply with the requirements of the provisions contained in those paragraphs from that date.

3.	Where -

(a)	the Authority has consented to a disapplication request pursuant to paragraph 13; or

(b)	the licensee has issued a termination notice pursuant to paragraph 15 or 16,

the Authority shall not thereafter issue a direction pursuant to paragraph 2 to the licensee in respect of the paragraphs (or any part or parts thereof) to which the termination notice relates until -

(i)	at least 12 months have elapsed since the date of the termination notice, and

(ii)	the Authority is of the opinion that circumstances have changed in a material respect.

4.	Until:

(a)	the Secretary of State provides, by a scheme made under Schedule 7 to the Utilities Act 2000, for this condition to have effect within this licence; or

(b)	the Authority has issued to the licensee a direction for the purposes of this condition,

the provisions contained in paragraphs 7 to 17 shall not have effect within this licence and the licensee shall not be obliged to comply with any of the requirements of such paragraphs.

5.	Where the Authority has issued to the licensee a direction pursuant to paragraph 2, the provisions contained in paragraphs 7 to 17 shall be deemed to have effect within the licence and shall apply to the licensee from the date specified in the Authority’s direction.

6.	A direction pursuant to paragraph 2 may be issued at any time from the date the Secretary of State determines these standard conditions pursuant to sub-section 33(1) of the Utilities Act 2000.

7.	The purpose of this condition is to enable the Authority to keep under review the behaviour of the licensee to ascertain whether the licensee is pursuing a course of conduct in making or declining (whether temporarily or permanently) to make available generating units owned or operated by the licensee which is intended to have or is likely to have the effect of restricting, distorting or preventing competition in the generation or supply of electricity.

8.	The licensee shall within 2 months of the Authority’s direction under paragraph 2 prepare a statement, for approval as to form by the Authority, specifying in reasonable detail the criteria upon which the licensee will, for the purpose of planning the availability of generating units:

(a)	determine its policy regarding the closure, whether permanent or temporary, of any generating units; and

(b)	determine its policy regarding the reduction in capacity of any generating units,

9.	(a) Where the licensee is required, pursuant to the Grid Code, to provide information to the system operator relating to planned availability of any generating unit operated by the licensee, then, where applicable, in respect of each planned availability period, as soon as is reasonably practicable and in any event no later than 2 months from the end of the planned availability period in question, the licensee shall provide the Authority with a statement setting out in reasonable detail the information specified in sub-paragraph (b).

(b)	The information referred to in sub-paragraph (a) shall, in respect of each generating unit involved, comprise the following:

(i)	details of any material differences between the actual availability and the information specified in sub-paragraph (a) relating to planned availability, such information to include the date and duration of any unavailability; and

(ii)	an explanation (with appropriate supporting technical information) as to how each such difference has arisen.

10.	(a) The licensee shall give notice to the Authority of the date upon which it is intended:

(i)	to close permanently or close temporarily any power station; or

(ii)	to make a material reduction in the registered capacity of any power station,

and shall use its reasonable endeavours to give that notice not less than six months prior to the date of the intended closure or reduction in capacity.

(b)	A notice under sub-paragraph (a) shall specify the power station to which it relates, the intended date of closure or reduction in capacity and, if in respect of sub-paragraph (a)(ii), shall also specify:

(i)	the existing and proposed registered capacity;

(ii)	the expected duration of the reduction in capacity;

(iii)	the reasons for the reduction in capacity; and

(iv)	(if the reduction is as a result of the cessation of operation of a generating unit or units) whether it would be practicable for that generating unit or those units (on the assumption, if not the case, that it or they were operational) to be operated separately from the other unit or units of that station and, if not, the reasons therefor.

(c)	For the purpose of this paragraph :

(i)	a reduction of more than 10 per cent in the registered capacity of an open cycle gas turbine generating unit is material;

(ii)	subject to (c)(i), a reduction in capacity is material if it will reduce the registered capacity of a power station by more than 25 megawatts or more than 10 per cent whichever is the lesser; and

(iii)	“close temporarily” means to close or not to make available for a period greater than one year but not permanently.

11.	(a) Within one month of delivery of a notice under paragraph 10(a)(i), the licensee shall provide to the Authority a statement setting out in reasonable detail:

(i)	(if in relation to any closure of a power station) the reasons for the decision referred to in the notice;

(ii)	(if in respect of a temporary closure of a power station) the circumstances in which the licensee expects to recommence operating the power station; and

(iii)	(if in respect of a permanent closure of a power station) the licensee’s proposals for use or disposal of the site and the plant, and alternative proposals considered and the reason for adopting the chosen proposal.

(b)	The licensee shall provide to such independent and competent assessor (if any) as may be appointed by the Authority with the approval of the licensee (such approval not to be unreasonably withheld) such information (in addition to that contained in any notice under paragraph 10(a)(i) or the statement under paragraph 11(a)) as the assessor may reasonably require to enable him to provide to the Authority and the licensee within two months of his appointment (or such longer period as the Authority may approve) an assessment of whether the above decision process and result were reasonable, taking into account all the relevant circumstances and opportunities, identifying the direct and indirect financial implications for the licensee, and the amounts if any which third parties have offered or would be likely to pay to purchase or lease the plant or site and associated facilities whether or not for use as an operating power station.

12.	A licensee, in whose licence this condition has effect, may make a disapplication request in writing to the Authority. The disapplication request shall specify the paragraphs of this condition (or any part or parts thereof) to which the request relates and shall state the date (“the disapplication date”, being a date not less than 18 months after the date of delivery of the request) from which the licensee wishes the Authority to agree that the specified paragraphs (or the specified part or parts thereof) shall cease to have effect.

13.	Paragraphs 7 to 17 of this condition (or any part or parts thereof) shall cease to have effect from the date specified in the disapplication request or such later date as may be agreed, if the licensee delivers to the Authority a disapplication request made in accordance with paragraph 12 and the Authority agrees in writing to the disapplication request.

14.	Save where the Authority otherwise agrees, no further disapplication request pursuant to paragraph 12 may be served within 12 months following the date on which a report is delivered by the Competition Commission following a reference under paragraph 15 where the report of the Competition Commission did not entitle the licensee to deliver a notice to the Authority under paragraph 16.

15.	If the Authority has not made a reference to the Competition Commission in respect of this licence under section 12 of the Act relating to the modification of this licence by the removal of the paragraphs (or any part or parts thereof) specified in the disapplication request before the beginning of the period of 12 months which will end with the disapplication date, the licensee may deliver a termination notice to the Authority. Following the service of a termination notice, with effect from the disapplication date or such later date as may be specified in the termination notice such of the paragraphs (or any part or parts thereof) as are specified in the disapplication request shall cease to have effect in this licence.

16.	If the Competition Commission makes a report on a reference in respect of this licence made by the Authority relating to the modification of this licence by the removal of the paragraphs (or any part or parts thereof) specified in the disapplication request and such report does not include a conclusion that the removal of such paragraphs (or any part or parts thereof) operates or may be expected to operate against the public interest, the licensee may within 30 days after the publication of the report by the Authority in accordance with section 13 of the Act deliver a termination notice to the Authority. With effect from the disapplication date or such later date as may be specified in the termination notice such paragraphs (or any part or parts thereof) as are specified in the disapplication request and in respect of which the Competition Commission report does not include the aforementioned conclusion shall cease to have effect in this licence.

17.	In this condition:

“registered capacity”; “generating unit”, “power station” and “settlement period”	each shall have the same meaning as in the Grid Code, but as if in relation to a power station the registered capacity means the aggregate of the registered capacity of the generating units forming part of that power station;
“planned availability period”	means each period of 4 successive weeks, the first such period to begin on the first date in respect of which the licensee is required, pursuant to the Grid Code, to provide the information specified in sub-paragraph 9(a) of this condition.

(a)	This condition does not apply to any generating unit having a registered capacity of 10 megawatts or less.

(b)	Unless the Authority otherwise directs, any reference to generating unit or power station shall mean, respectively, each generating unit owned or operated by the licensee forming part of a power station owned or operated by the licensee which is capable of providing 100 megawatts or more to the total system being distribution systems of all authorised electricity operators which are located in Great Britain and the GB transmission system.

Condition 19. Compliance with CUSC

1.	Insofar as the licensee shall construct or operate a generating station in Great Britain, the licensee shall be a party to the CUSC Framework Agreement and shall comply with the CUSC.

2.	The licensee shall take all reasonable steps to secure and implement (consistently with the procedures applicable under or in relation to core industry documents to which it is a party (or in relation to which it holds rights in respect of amendment), as modified or replaced from time to time), and shall not take any steps to prevent or unduly delay, changes to the those documents, such changes being changes which are appropriate in order to give full and timely effect to and/or in consequence of any modification which has been made to the CUSC.

3.	For the avoidance of doubt, paragraph 2 is without prejudice to any rights of approval, veto or direction in respect of proposed changes to the core industry documents which the Authority may have.

4.	In this condition:

“core industry documents”	means those documents which:

(a)    in the Secretary of State’s opinion are central industry documents associated with the activities of the licensee and authorised electricity operators, the subject matter of which relates to or is connected with the CUSC or connection and use of system arrangements; and

(b) have been so designated by the Secretary of State.

“CUSC”	means the connection and use of system code required to be in place pursuant to the transmission licence granted to the system operator, as from time to time modified.

“CUSC Framework Agreement”	means the agreement of that title, in the form approved by the Secretary of State, by which the CUSC is made contractually binding between the parties to that agreement, as amended from time to time with the approval of the Secretary of State.

Condition 19A. Not used

Condition 19B. BETTA run-off arrangements scheme

1.	The licensee shall, to the extent applicable to it, comply with the BETTA run-off arrangements scheme (“the scheme”) established and as modified from time to time in accordance with this condition.

2.	For the purposes of this condition, the objective of the scheme shall be the running-off of the non-GB trading and transmission arrangements to the extent that the Authority considers it necessary or expedient to do so to ensure that those arrangements do not prevent or in any way hinder the successful and effective implementation of:

(a) the modifications to this licence and each other licence made or to be made by the Secretary of State pursuant to the powers vested in her under Chapter 1 of Part 3 of the Energy Act 2004 (Electricity trading and transmission);

(b) the modifications or amendments to:

(i) the BSC, CUSC and the Grid Code which are designated by the Secretary of State on or before 8 September 2004 pursuant to the powers vested in her under Chapter 1 of Part 3 of the Energy Act 2004 (Electricity trading and transmission) or pursuant to any power under this or any other licence; and

(ii) the STC, BSC, CUSC, Grid Code or any Scottish grid code which are directed by the Authority pursuant to the following provisions of the standard conditions for electricity transmission licences: paragraph 7 of standard condition B12 (System Operator – Transmission Owner Code (STC)), paragraph 6 of standard condition C3 (Balancing and Settlement Code (BSC)), paragraph 8 of standard condition C10 (Connection and Use of System Code (CUSC)), paragraph 8 of standard condition C14 (Grid Code) and paragraph 6 of standard condition D9 (Licensee’s grid code), respectively; and,

(c) the provisions of the STC which are designated by the Secretary of State on or before 8 September 2004 pursuant to the powers vested in her under Chapter 1 of Part 3 of the Energy Act 2004 (Electricity trading and transmission) or pursuant to any power under this or any other licence, and the matters envisaged by such modifications or amendments or the STC, as appropriate.

3.	The scheme shall be designated by the Secretary of State for the purposes of this condition, following such consultation as the Secretary of State deems appropriate with those persons that the Secretary of State considers are likely to be affected by the scheme and such other persons as the Secretary of State deems appropriate.

4.	The scheme shall set out the steps to be taken (or procured) by the licensee or by any authorised electricity operator or by any other person who undertakes to comply with the scheme, which are, in the opinion of the Secretary of State or, in respect of any subsequent changes made to the scheme by the Authority pursuant to paragraph 6 below, in the opinion of the Authority, reasonably required in order to achieve the objective described in paragraph 2.

5.	The scheme may provide, without limitation:

(a) for all or some of its provisions to have contractual force;

(b) for securing or facilitating the amendment of all or any of the relevant documents in a manner which is consistent with the objective described in paragraph 2; and

(c) for the making by the Authority of determinations in respect of such matters affecting such persons, including the licensee, as may be specified in the scheme.

6.	The Authority may (with the consent of the Secretary of State) direct that the scheme be amended (following such consultation as the Authority deems appropriate with those persons that the Authority considers are likely to be affected by such an amendment) where the Authority considers it necessary or expedient to do so for the purposes of achieving the objective described in paragraph 2.

7.	The Authority shall serve a copy of any such direction on the licensee, and thereupon, the licensee shall comply with the scheme as modified by the direction.

8.	If the licensee becomes aware of any conflict between the requirements contained in the scheme and those imposed on the licensee by any other condition of this licence, the licensee shall forthwith give notice of such conflict to the Authority and shall comply with any direction of the Authority in relation to the same (which direction may only be made following such consultation with the licensee (and such other persons as the Authority deems appropriate) in such manner as the Authority deems appropriate).

9.	The Authority may not make any direction under paragraph 6 of this condition after the BETTA go-live date.

10.	In this condition:

“British Grid Systems Agreement” means the agreement known as the British Grid Systems agreement and made between The National Grid Company plc, Scottish Hydro-Electric Plc and Scottish Power Plc and dated 30 March 1990, as amended or modified from time to time.

“interconnection” means: the 275kV and 400kV circuits between and including the associated switchgear at Harker sub-station in Cumbria and the associated switchgear at Strathaven substation in Lanarkshire; the 275kV transmission circuit between and including the associated switchgear at Cockenzie in East Lothian and the associated switchgear at Stella in Tyne and Wear; and the 400kV transmission circuit between and including the associated switchgear at Torness in East Lothian and the associated switchgear at Stella in Tyne and Wear all as existing at the date on which the transmission licence of each existing Scottish licensee comes into force as from time to time maintained, repaired or renewed, together with any alteration, modification or addition (other than maintenance, repair or renewal) which is primarily designed to effect a permanent increase in one or more particular interconnection capacities as they exist immediately prior to such alteration, modification or addition and as from time to time maintained, repaired or renewed; and the 132kV transmission circuit between and including (and directly connecting) the associated switchgear at Chapelcross and the associated switchgear at Harker sub-station in Cumbria, and the 132kV transmission circuit between and including (and connecting, via Junction V) the associated switchgear at Chapelcross and the associated switchgear at Harker sub-station in Cumbria, all as existing at the date on which the transmission licence of each existing Scottish licensee comes into force and as from time to time maintained, repaired or renewed.

“non-GB trading and transmission arrangements” means those arrangements for, amongst other things, the separate trading or transmission of electricity in Scotland, the separate trading or transmission of electricity in England and Wales and the trading or transmission of electricity between England and Wales (taken as a whole) and Scotland which are defined and governed by, amongst other things, the relevant documents.

“relevant documents” means the documents which relate to the non-GB trading and transmission arrangements, including, without limitation: (a) the Settlement Agreement for Scotland; (b) the British Grid System Agreement; (c) the System Operation Agreement; and

(d) any agreement relating to: (i) the establishment of, operation of, or trading of electricity across the Scottish interconnection; (ii) the use of or connection to the Scottish interconnection; and (iii) the use of, or connection to, a distribution or transmission system in Scotland.

“running-off” means bringing to an end.

“Scottish interconnection” means such part of the interconnection as is situated in Scotland.

“Scottish licensee” means the holder of a transmission licence at the date that this condition takes effect in this licence but shall not include the system operator.

“Settlement Agreement for Scotland” has the meaning given to it in standard condition B12 (Settlement Agreement for Scotland).

“System Operation Agreement” means the agreement known as the System Operation agreement and made between Scottish Hydro-Electric Plc and Scottish Power Plc and dated 1 June 1990, as amended or modified from time to time.

Condition 19C. Not used

PART II – SECTION C : SUPPLEMENTARY STANDARD CONDITIONS FOR SCOTLAND

Condition C1. Definitions

In this Section:

“Settlement Agreement for Scotland”	means the agreement of that title, as nominated by the Authority for the purposes of this Section, prepared in accordance with, and comprising such matters as are set out in special condition I (The Settlement Agreement for Scotland) of each of the electricity distribution licences of SP Distribution Limited, Southern Electric Power Distribution plc, and Scottish Hydro-Electric Power Distribution Limited (and any other name by which any of these companies come to be known).

Condition C2. Not used

Condition C3. Security Arrangements (Scotland)

1.	(a	)	If so directed in directions issued by the Authority for the purposes of this Section, the licensee shall, not later than such date as may be specified in such directions, enter into an agreement designated by the Secretary of State for the purposes of this Section relating to compliance with directions issued by the Secretary of State under section 34 and/or section 35 of the Act.

	(b	)	The licensee shall comply with and perform its obligations under any agreement which it enters into pursuant to sub-paragraph (a) above.

Condition C4. Compliance with Settlement Agreement for Scotland

1.	Subject to paragraph 2, the licensee shall when this condition comes into force be a party to and thereafter comply with the provisions of the Settlement Agreement for Scotland.

2.	The Authority may (with the consent of the Secretary of State and following consultation with the licensee and such other persons as the Authority determines appropriate) where it considers it consistent with, or necessary or expedient for, the successful implementation of BETTA, issue directions relieving the licensee of such of its obligations under this condition (whether in part or in whole) as the Authority deems appropriate.

(D)	PART II - SECTION D: SUPPLEMENTARY STANDARD CONDITIONS FOR NUCLEAR GENERATORS

Condition D1. Definitions

In this Section:

“nuclear generation business”

means the authorised business of the licensee in:

(a)    the generation of electricity:

(i)     from any one or more of the nuclear generation sets situated on a site in respect of which a licence has been issued and is in force under the Nuclear Installations Act; or

(ii)    from generation sets situated on or adjacent to such sites and the generation from which is required by the relevant safety case to be used wholly (except during testing periods required by such safety case) for the purpose of, or in conjunction with, the generation of electricity from nuclear generation sets or for any related nuclear activities;

(b)    the provision of ancillary services from such generation sets;

(c)    related nuclear activities; and

(d)    related nuclear research activities.

“related nuclear activities”	means in relation to any nuclear generation plant of the licensee or any affiliate or related undertaking of the licensee, the storage, treatment or reprocessing of nuclear fuel, the treatment, storage or disposal of radioactive waste and the decommissioning of nuclear installations whether such activities are carried out by or on behalf of the licensee or any affiliate or related undertaking of the licensee.

“related nuclear research activities”	means research or consultancy work done wholly or mainly on behalf of the nuclear generation business the results of which are intended to be available for the purposes of that business, whether or not the results of that research or consultancy are also sold or made available to third parties or to any other business of the licensee, but shall not include research or consultancy work commissioned by and for the benefit of a third party.

Condition D2. Consultation with the Nuclear Installations Inspectorate

1.	Where the Authority may issue directions under paragraph 2 of each of the following standard conditions:

Condition 5 (Compliance with the Grid Code), or

Condition 6 (Compliance with Distribution Codes)

following consultation by the Authority as referred to in those standard conditions (respectively), the Authority’s consultation will include consultation with the Nuclear Installations Inspectorate.

Condition D3. Compulsory Acquisition of Land etc

1.	Where the Authority has issued a direction under standard condition 14 (Compulsory Acquisition of Land etc), the powers and rights conferred by or under the provisions of Schedule 3 to the Act shall have effect for the purposes set out in paragraph 7 of that standard condition in respect of the licensee’s nuclear generation business for the following additional purposes:

(a)	the construction or extension of facilities for the storage treatment or despatch of nuclear fuel or radioactive waste (together with the operational discharge of liquid or gaseous radioactive waste) which arises from generation sets of the licensee; and

(b)	activities connected with the construction or extension or operation of facilities for the storage, treatment or despatch of nuclear fuel or radioactive waste (together with the operational discharge of liquid or gaseous radioactive waste) which arises from generation sets of the licensee.

Condition D4. Other Powers etc

1.	Where the Authority has issued a direction under standard condition 15 (Other Powers etc), the powers and rights conferred by or under the provisions of Schedule 4 to the Act, shall (subject to paragraphs 8 ) of that standard condition, have effect in respect of the licensee’s nuclear generation business and may be exercised by the licensee carrying out works relating to the installation of electrical plant to be used:

(a)	in connection with a generating station or facilities for the storage, treatment or despatch of nuclear fuel or radioactive waste (together with the operational discharge of liquid or gaseous radioactive waste) which arises from generation sets of the licensee; or

(b)	in connection with the operation of such station or facilities.

2.	Paragraph 10 of Schedule 4 to the Act shall apply to the licensee if it wishes to exercise its rights of entry on land for the purpose of establishing whether or not the land is suitable for the construction or extension of a generating station or of facilities for the storage, treatment or despatch of nuclear fuel or radioactive waste (together with the operational discharge of liquid or gaseous radioactive waste) which arises from generation sets of the licensee or for use in connection with the decommissioning of a generating station.

Condition D5. Ancillary Services

The obligation under paragraph 1 of standard condition 11 (Ancillary Services) shall not apply to the extent that the licensee is unable to provide ancillary services from a particular generation set without being in breach of the terms of any licence issued under the Nuclear Installations Act 1965.

Department of Trade and Industry

September 2001

SPECIAL CONDITIONS AND SCHEDULES

PART IV. SPECIAL CONDITIONS

Special Condition A: Interpretation

1.	Unless the context otherwise requires words and expressions used in the standard conditions of this licence shall bear the same meaning in these Special Conditions.

2.	Any reference in these Special Conditions to:–

(a)	a provision thereof;

(b)	a provision of the standard conditions;

(c)	a provision of the standard conditions of electricity supply licences;

(d)	a provision of the standard conditions of electricity distribution licences;

(e)	a provision of the standard conditions of electricity transmission licences;

shall, if these or the standard conditions in question come to be modified, be construed, so far as the context permits, as a reference to the corresponding provision of these or the standard conditions in question as modified.

SCHEDULE 1

SPECIFIED AREA

Great Britain

SCHEDULE 2

REVOCATION

1.	The Authority may at any time revoke the licence by giving no less than 30 days’ notice (24 hours’ notice, in the case of a revocation under sub-paragraph 1(g)) in writing to the licensee:

(a)	if the licensee agrees in writing with the Authority that the licence should be revoked;

(b)	if any amount payable under standard condition 4 (Payments by Licensee to the Authority) is unpaid 30 days after it has become due and remains unpaid for a period of 14 days after the Authority has given the licensee notice that the payment is overdue - provided that no such notice shall be given earlier than the sixteenth day after the day on which the amount payable became due;

(c)	if the licensee fails:

(i)	to comply with a final order (within the meaning of section 25 of the Act) or with a provisional order (within the meaning of that section) which has been confirmed under that section and (in either case) such failure is not rectified to the satisfaction of the Authority within three months after the Authority has given notice in writing of such failure to the licensee - provided that no such notice shall be given by the Authority before the expiration of the period within which an application under section 27 of the Act could be made questioning the validity of the final or provisional order or before the proceedings relating to any such application are finally determined; or

(ii)	to pay any financial penalty (within the meaning of section 27A of the Act) by the due date for such payment and such payment is not made to the Authority within three months after the Authority has given notice in writing of such failure to the licensee - provided that no such notice shall be given by the Authority before the expiration of the period within which an application under section 27E of the Act could be made questioning the validity or effect of the financial penalty or before the proceedings relating to any such application are finally determined;

(d)	if the licensee fails to comply with:

(i)	an order made by the Secretary of State under section 56, 73, 74 or 89 of the Fair Trading Act 1973; or

(ii)	an order made by the court under section 34 of the Competition Act 1998.

(e)	if the licensee ceases to carry on the generation business;

(f)	if the licensee has not commenced carrying on the generation business within 5 years of the date on which the licence comes into force;

(g)	if the licensee:

(i)	is unable to pay its debts (within the meaning of section 123(1) or (2) of the Insolvency Act 1986, but subject to paragraphs 2 and 3 of this schedule) or has any voluntary arrangement proposed in relation to it under section 1 of that Act or enters into any scheme of arrangement (other than for the purpose of reconstruction or amalgamation upon terms and within such period as may previously have been approved in writing by the Authority);

(ii)	has a receiver (which expression shall include an administrative receiver within the meaning of section 251 of the Insolvency Act 1986) of the whole or any material part of its assets or undertaking appointed;

(iii)	has an administration order under section 8 of the Insolvency Act 1986 made in relation to it;

(iv)	passes any resolution for winding-up other than a resolution previously approved in writing by the Authority; or

(v)	becomes subject to an order for winding-up by a court of competent jurisdiction; or

(h)	if the licensee is convicted of having committed an offence under section 59 of the Act in making its application for the licence.

2.	For the purposes of sub-paragraph 1(g)(i), section 123(1)(a) of the Insolvency Act 1986 shall have effect as if for “£750” there was substituted “£100,000” or such higher figure as the Authority may from time to time determine by notice in writing to the licensee.

3.	The licensee shall not be deemed to be unable to pay its debts for the purposes of sub-paragraph 1(g)(i) if any such demand as is mentioned in section 123(1)(a) of the Insolvency Act 1986 is being contested in good faith by the licensee with recourse to all appropriate measures and procedures or if any such demand is satisfied before the expiration of such period as may be stated in any notice given by the Authority under paragraph 1.